Putnam RetirementReady Maturity Fund
1/31/05 Semi-Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 56
Class B    *
Class C    *

72DD2 (000s omitted)

Class M	 *
Class R	 *
Class Y	 92

74U1 (000s omitted)

Class A	312
Class B	2
Class C	1

74U2 (000s omitted)

Class M	*
Class R	*
Class Y	457

* Represents less than (000s omitted)

74V1

Class A	56.70
Class B	56.73
Class C	56.73

74V2

Class M	56.73
Class R	56.73
Class Y	56.83